Exhibit 99-1

[GRAPHIC OF COBRA ELECTRONIC CORPORATION]

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith Senior Vice President and CFO Cobra Electronics Corporation 773-804-6281 msmith@cobra.com

Media Contact:	Kevin Kirkeby Golin/Harris International 212-309-1445 kkirkeby@golinharris.com

COBRA ELECTRONICS REPORTS SECOND QUARTER RESULTS

CHICAGO, IL—JULY 25, 2003—Cobra Electronics Corporation (Nasdaq: COBR), a leading global manufacturer of mobile communications products, today announced results for its second quarter ended June 30, 2003.

For the quarter, Cobra reported net sales of $26.6 million, down from $36.3 million one year ago. The company reported net income of $407,000, or $.06 per diluted share, compared to net income of $621,000, or $.09 per diluted share, one year ago. Gross margin for the second quarter increased to 29.1 percent from 25.4 percent in the second quarter of 2002 and 24.9 percent in the first quarter of 2003.

“Cobra’s decline in sales reflects a continued difficult retail environment, as well as intensified competition in the two-way radio market,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “As we projected last quarter, retailers continue to be reluctant to build inventories in this uncertain economic climate and are seeking low price-point alternatives to drive store traffic. Additionally, more than one-third of the decline in comparable sales represents revenues from two accounts with which Cobra is not doing business this year for either credit or profitability reasons. We are encouraged by the continued improvement in our European two-way radio sales, which were 162% ahead of year-ago levels, before the effect of favorable currency movements. We are also pleased to be able to report the first sales of Cobra’s handheld GPS products, the GPS 100, which shipped in the second quarter. We further anticipate shipping the second model, the GPS 500, in the next several weeks.”

“Gross margins continued to improve in the second quarter of 2003, both relative to last year and the first quarter of this year,” said Bazet. “Several factors contributed to this improvement, including better inventory management and favorable currency movements in Europe.” Cobra also experienced a decline of more than 12.9 percent in selling, general and administrative expenses versus the second quarter of 2002. While a sizable portion of this decrease was due to

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Cobra Electronics Second Quarter Results – 2

the decline in variable selling expenses associated with the decline in sales, management has implemented an aggressive cost containment program to limit fixed expenses. “While Cobra has always strived to operate as efficiently as possible, we viewed the challenges of 2003 quite seriously and undertook a program to identify any expenses that we could forego without sacrificing the long-term strategy and health of our company,” noted Bazet.

Cobra maintained its strong balance sheet position during the second quarter. The company had no interest-bearing debt as of June 30, 2003 and had cash balances of $2.7 million. While inventories have grown relative to the prior year, purchase commitments are lower and inventories are in line with anticipated needs for the third and fourth quarters. Accounts receivable at the end of the quarter decreased nearly $12.0 million from the prior year to $16.6 million as a result of lower sales and increased collections activity. Net book value per share on June 30, 2003 increased to $8.76 from $8.57 one year ago.

Mr. Bazet also provided the company’s outlook for the third quarter and the remainder of the year. “We continue to see a difficult retail climate for the balance of the year, both in the retail and distributor channels. Moreover, competitive pressures will continue to increase as retailers push their margin requirements and inventory burdens back to manufacturers, using increased competition for shelf space and key promotions. Because of this, we expect third quarter sales and net income to be down from one year ago. For the full year, we anticipate that sales will decline, but that continued cost containment will permit Cobra to generate net income in excess of 2002 levels.”

Cobra will be conducting a conference call on July 25, 2003 at 11:00 a.m. EDT to discuss the second quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics Corporation (Nasdaq: COBR) is a leading global manufacturer of mobile communications products for consumers, having attained a leadership position in every market in which it currently does business. The FRS/GMRS (Family Radio Service/General Mobile Radio Service) market is one of the largest categories of mobile communications, and Cobra is a leading provider in the U.S., Canada and Europe. In addition, 2003 marks Cobra’s entry into the GPS (Global Positioning System) market with the development of another innovative mobile communications product line. Cobra, ranked among Forbes’ 200 Best Small Companies for two of the past three years, has a track record of designing innovative and award-winning products. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

The statements in this release concerning the Company’s sales and profit growth are forward-looking statements that involve certain risks and uncertainties, the acceptance of the Company’s new and existing products by customers, continued success of the Company’s cost containment efforts and continuation of key distribution channel relationships. These forward-looking statements are based on assumptions that the Company believes to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.

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Cobra Electronics Second Quarter Results – 3

Condensed Consolidated Statements of Income

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Net sales	$26,622	$36,264	$47,177	$57,306
Cost of sales	18,866	27,040	34,306	43,321

Gross profit	7,756	9,224	12,871	13,985
Selling, general and administrative expenses	7,057	8,098	12,868	13,172

Operating income	699	1,126	3	813
Other income (expense):
Interest expense	(30)	(48)	(60)	(140)
Other, net	10	35	(24)	47

Income (loss) before taxes	679	1,113	(81)	720
Tax provision (benefit)	272	492	(35)	335

Net income (loss)	$407	$621	$(46)	$385

Net income (loss) per common share:
Basic	$0.06	$0.10	$(0.01)	$0.06
Diluted	$0.06	$0.09	$(0.01)	$0.06

Weighted average shares outstanding:
Basic	6,420	6,349	6,420	6,332
Diluted	6,487	6,570	6,483	6,517

Cobra Electronics Second Quarter Results – 4

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	June 30, 2003	December 31, 2002	June 30, 2002
ASSETS:
Current assets:
Cash	$2,684	$2,829	$995
Accounts receivable, net	16,574	24,784	28,506
Inventories	24,187	20,956	21,457
Other current assets	11,635	10,420	10,960

Total current assets	55,080	58,989	61,918
Net property, plant and equipment	6,771	7,420	7,822
Total other assets	11,551	8,773	7,721

Total assets	$73,402	$75,182	$77,461

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,817	$4,292	$6,152
Accrued liabilities	3,560	7,153	4,969

Total current liabilities	9,377	11,445	11,121

Non-current liabilities:
Deferred taxes	3,673	3,673	4,385
Deferred compensation	4,132	3,785	3,588
Long-term debt	0	0	3,933

Total non-current liabilities	7,805	7,458	11,906

Total shareholders’ equity	56,220	56,279	54,434

Total liabilities and shareholders’ equity	$73,402	$75,182	$77,461